Exhibit 10.27

Monitoring Agreement

ADVISORY AGREEMENT (this “Agreement”), dated as of June 6, 2002, between TriMas Corporation, a Delaware corporation (the “Company”), and Heartland Industrial Group LLC, a Delaware limited liability company (“Heartland”).

WHEREAS, Heartland, by and through itself, its affiliates and their respective officers, employees and representatives, has expertise in the areas of finance, strategy, investment and acquisitions relating to the business of the Company; and

WHEREAS, the Company desires to avail itself, for the term of this Agreement, of the expertise of Heartland in the aforesaid areas and Heartland wishes to provide the services to the Company as herein set forth;

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereto agree as follows:

1.             Appointment. The Company hereby appoints Heartland to render the advisory and consulting services described in Section 2 hereof for the term of this Agreement.

2.             Services. Heartland hereby agrees that, during the term of this Agreement, it shall render to the Company, by and through itself and its officers, employees and representatives as Heartland in its sole discretion shall designate from time to time, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (i) advice with respect to the general developments in the Company’s industry and the manner in which those developments may impact the Company; (ii) advice in designing financing structures and advice regarding relationships with the Company and its subsidiaries’ lenders, bankers and lessors; (iii) advice regarding the structure and timing of public and private offerings of debt and equity securities of the Company and its subsidiaries and other financings (including capital lease financings); (iv) advice regarding property dispositions or acquisitions; and (v) such other advice directly related or ancillary to the above advisory services as may be reasonably requested by the Company.

3.             Fees. (a) In consideration of the services contemplated by Section 2, for the term of this Agreement, the Company and its successors agree to pay to Heartland an annual fee (the “Monitoring Fee”) equal to (x) a fee of $277,777.78 for the period from the date hereof through June 30, 2002, payable on the date hereof; (y) $2,000,000 in cash for the balance of calendar year 2002, payable in quarterly installments on July 1 and October 1; and (z) $4,000,000 in cash thereafter, payable in quarterly installments in advance on January 1, April 1, July 1 and October 1 of each year through the date (the “Termination Date”) on which Heartland and its affiliates (including, without limitation, the “Heartland Entities” referred to in the shareholders’ agreement entered into on the date hereof) hold, directly or indirectly, beneficial ownership of less than 10% of the common equity interests of the Company acquired on the Closing Date, or such earlier date as the Company and Heartland shall agree. Any Monitoring Fee for the last calendar year of this Agreement shall be prorated for the period of such year ending on the Termination Date. The “Closing Date” shall mean the date of the closing of the acquisition contemplated by the Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of May 17, 2002 among Heartland, the Company and Metaldyne Corporation.

(b)           Upon the Closing Date, the Company shall pay to Heartland or its designees a fee for services rendered in connection with the structuring of the Stock Purchase Agreement and the transactions contemplated thereby (the “Transactions”) in the amount of $9,750,000 and will reimburse Heartland and its affiliates for their reasonable out-of-pocket expenses incurred in connection with Transactions.

(c)           In addition, during the term of this Agreement, the Company shall pay to Heartland or its designees a transaction fee in connection with the consummation of each acquisition, divestiture or financing (including capital lease financings) by the Company or any of its subsidiaries (but excluding sales and purchases of personal property in the ordinary course of business) in an amount equal to 1% of the aggregate value of each such transaction, for its services in negotiating, analyzing, arranging financing and executing such acquisitions, divestitures and financings.

(d)           To the extent required by any debt financing of the Company or its subsidiaries, any fees or Out-of-Pocket Expenses (as defined below) payable hereunder shall be deferred until the earlier of the (i) liquidation or dissolution of the Company, and (ii) payment of such deferred amounts is permitted under such debt financing. Any deferred fees and Out-of-Pocket Expenses shall bear interest at a rate of ten percent (10%) per annum, compounded annually, from the date deferred until paid.

4.             Reimbursements. In addition to the fees payable pursuant to this Agreement, the Company shall pay directly or reimburse Heartland for its Out-of-Pocket Expenses. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the reasonable out-of-pocket costs and expenses reasonably incurred by Heartland or its affiliates in connection with the services rendered hereunder in pursuing, or otherwise related to, the business of the Company, including, without limitation, (i) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services and (iii) transportation, per diem costs, word processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Heartland to the Company of a written statement thereof.

5.             Indemnification. The Company will indemnify and hold harmless Heartland, its affiliates and their respective partners (both general and limited), members

(both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the advisory and consulting services contemplated by this Agreement or the engagement of Heartland pursuant to, and the performance by Heartland of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of Heartland. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of Heartland.

6.             Accuracy of Information. The Company shall furnish or cause to be furnished to Heartland such information as Heartland believes appropriate to its monitoring services hereunder and to the ownership by affiliates of Heartland of equity interests of the Company (all such information so furnished being the “Information”). The Company recognizes and confirms that Heartland (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) is entitled to rely upon the Information without independent verification.

7.             Term. This Agreement shall be effective as of the date hereof and shall continue until the Termination Date, provided that Section 4 shall remain in effect with respect to Out-of-Pocket Expenses incurred prior to the Termination Date. The provisions of Sections 5 shall survive the termination of this Agreement.

8.             Permissible Activities. Subject to applicable law, nothing herein shall in any way preclude Heartland, its affiliates or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

9.             Miscellaneous. (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party hereto from any such provision, shall be effective unless the same shall be in writing and signed by all of the parties hereto. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

(b)           Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by facsimile, Federal Express, or other overnight courier, addressed as follows or to such other address of which the parties may have given notice:

If to Heartland:

55 Railroad Avenue
Greenwich, CT 06830

	Attention:	David Stockman
	Facsimile:	(203) 861-2722

If to the Company:	TriMas Corporation
39400 North Woodward Avenue
Suite 130
Bloomfield Hills, MI 48304

	Attention:	General Counsel
	Facsimile:	(734) 207-6797

Unless otherwise specified herein, such notices or other communications shall be deemed received (i) on the date delivered, if delivered personally or sent by facsimile, and (ii) one business day after being sent by Federal Express or other overnight courier.

(c)           This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d)           This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Agreement shall inure to the benefit of, and be binding upon, Heartland, the Company and their respective successors and assigns. The provisions of Section 5 shall inure to the benefit of each Indemnified Party.

(e)           This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(f)            The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

(g)           Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first above written.

HEARTLAND INDUSTRIAL GROUP LLC

By: Heartland Industrial Associates
L.L.C., its General Partner

By:
	Name:	David A. Stockman
	Title:	Managing Member

TRIMAS CORPORATION

By:
Name:
Title: